Exhibit 3.1

Privileged & Confidential

AXIALL CORPORATION

SECOND AMENDED AND RESTATED
BYLAWS

As Adopted and in

Effect on March 4, 2014

i

TABLE OF CONTENTS

(continued)

ii

STOCKHOLDERS MEETINGS

1.                                      Time and Place of Meetings.  All meetings of the stockholders for the election of the members of the Board of Directors (the “Directors”) or for any other purpose will be held at such time and place, within or without the State of Delaware, as may be designated by the Board of Directors (the “Board”) of Axiall Corporation, a Delaware corporation (the “Company”), or, in the absence of a designation by the Board, the Chairman of the Board (the “Chairman”), the Chief Executive Officer, the President or the Secretary, and stated in the notice of meeting. Notwithstanding the foregoing, the Board may, in its sole discretion, determine that meetings of the stockholders shall not be held at any place, but may instead be held by means of remote communications, subject to such guidelines and procedures as the Board may adopt from time to time. The Board may postpone and reschedule any previously scheduled annual or special meeting of the stockholders.

2.                                      Annual Meeting.  An annual meeting of the stockholders will be held at such date and time as may be designated from time to time by the Board at which meeting the stockholders will elect the Directors to succeed those Directors whose terms expire at such meeting and will transact such other business as may properly be brought before the meeting in accordance with these Second Amended and Restated Bylaws (these “Bylaws”).  Subject to the rights, if any, of the holders of one or more classes or series of Preferred Stock, $0.01 par value, of the Company (the “Preferred Stock”), voting separately by class or series to elect Directors in accordance with the terms of such Preferred Stock, each Director shall be elected at a meeting of stockholders by the vote of the majority of the votes cast with respect to the Director, provided that Directors shall be elected by a plurality vote at any such meeting for which the number of nominees (other than nominees withdrawn on or prior to the fifth day preceding the date the Company first mails its notice for such meeting to the stockholders) exceeds the number of Directors to be elected.  For purposes of this Bylaw 2, action at a meeting shall mean action at a meeting that satisfies the notice and quorum requirements imposed by these Bylaws, except as otherwise provided by law, and a majority of the votes cast means that the number of votes cast “for” a Director must exceed the votes cast “against” that Director, with abstentions and broker non-votes not being counted as votes cast.

3.                                      Special Meetings.  Subject to the rights of the holders of any class or series of Preferred stock provided in the applicable designation of the Preferred Stock (the “Preferred Stock Designation”) contemplated by Article IV, of the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), special meetings of the stockholders may be called only by (i) the Board or (ii) the Chairman.

4.                                      Notice of Meetings.  Notice of every meeting of the stockholders, stating the place, if any, date and time thereof, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, will be given not less than 10 nor more than 60 calendar days before the date of the meeting to each stockholder of record entitled to vote at such meeting, except as otherwise provided herein or by law. Notice may be given to stockholders in any manner permitted by law.  When a meeting is recessed or adjourned to another place, date, or time, written notice need not be given of the recessed or adjourned meeting if the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such recessed or adjourned meeting are announced at the meeting at which the recess or adjournment is taken; provided, however, that if the recess or adjournment is for more than 30 calendar days, or if after the recess or adjournment a new record date is fixed for the recessed or adjourned meeting, notice of the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such recessed or adjourned meeting must be given in conformity herewith.

5.                                      Inspectors.  The Board may, and shall if required by law, appoint one or more inspectors of election to count all votes and ballots and to determine those entitled to vote at any meeting of the stockholders, or any recess or adjournment thereof, in advance of such meeting. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the presiding officer of the meeting may appoint one or more substitute inspectors.

6.                                      Quorum.  Except as otherwise provided by law, the Certificate of Incorporation, these Bylaws or in a Preferred Stock Designation, the holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business thereat.

7.                                      List of Stockholders.  It shall be the duty of the Secretary or other officer who has charge of the stock ledger to prepare and make, at least 10 days before the meeting of the stockholders, a complete list of the stockholders entitled to vote thereat, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered at the times and places required by the Delaware General Corporation Law, as it may be amended from time to time (“DGCL”).

8.                                      Voting; Proxies.  Except as otherwise provided by law, by the Certificate of Incorporation, or in a Preferred Stock Designation, each stockholder will be entitled at every meeting of the stockholders to one vote for each share of stock having voting power standing in the name of such stockholder on the books of the Company on the record date for the meeting and such votes may be cast either in person or by proxy. Every proxy must be authorized in a manner permitted by Section 212 of the DGCL (or any successor provision). Without affecting any vote previously taken, a stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person, by revoking the proxy by giving notice to the Secretary of the Company, or by a later appointment of a proxy. The vote upon any question brought before a meeting of the stockholders need not be by written ballot, unless otherwise required by law, the Certificate of Incorporation or these Bylaws or unless the Chairman or other presiding officer otherwise determines. Every vote taken by written ballot will be counted by the inspectors of election. When a quorum is present at any meeting, any matter other than the election of directors to be voted upon shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast by the holders of all of the shares of stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter voting affirmatively or negatively on such matter (with abstentions and broker non-votes not being treated as shares voted), except where a different vote is provided for or required by applicable law, the rules of any stock exchange, the Certificate of Incorporation, a Preferred Stock Designation, or these Bylaws, in which case such different vote shall be the required vote.

9.                                      Order of Business.

(a)                                 General.  Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in the Chairman’s absence by the Vice Chairman of the Board, if any, or in the Vice Chairman’s absence by the Chief Executive Officer, or in the absence of all of the foregoing persons by a chairman designated by the Board. Unless otherwise determined by the Board prior to the meeting, the presiding officer of the meeting of the stockholders will also determine the order of business and have the authority in his or her sole discretion to determine the rules of procedure and regulate the conduct of any such meeting, including without limitation by imposing restrictions on the persons (other than stockholders of the Company or their duly appointed proxies) that may attend any such stockholders’ meeting, by ascertaining whether any stockholder or his or her proxy may be excluded from any meeting of the stockholders based upon any determination by the presiding officer, in his or her sole discretion, that any such person has disrupted or is likely to disrupt the proceedings thereat, by determining the circumstances in which any person may make a statement or ask questions at any meeting of the stockholders, by ruling on all procedural questions that may arise during or in connection with the meeting of the stockholders, by determining whether any nomination or business proposed to be brought before the meeting of the stockholders has been properly brought before such meeting, and by determining the time or times at which the polls for voting at the meeting of the stockholders will be opened and closed.  A meeting of stockholders may be recessed or adjourned from time to time by the presiding officer.  Upon any recessed or adjourned meeting being reconvened, any business may be transacted which properly could have been transacted in the absence of such recess or adjournment.

(b)                                 Business at Annual Meetings.  At an annual meeting of the stockholders, only such business will be conducted or considered as is properly brought before the annual meeting. To be properly brought before an annual meeting, business (other than the nomination of a person for election as a director, which is governed by Bylaw 15) must be (i) specified in the notice of the annual meeting (or any supplement thereto) given by or at the direction of the Board in accordance with Bylaw 4, (ii) otherwise properly brought before the annual meeting by the presiding officer or by or at the direction of a majority of the Board, or (iii) otherwise properly requested to be brought before the annual meeting by a stockholder of the Company in accordance with Bylaw 10.  For the avoidance of doubt, the foregoing clause (iii) will be the exclusive means for a stockholder to submit any such business before an annual meeting of stockholders (other than proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”) and included in the notice of meeting given by or at the direction of the Board).

(c)                                  Business at Special Meetings.  At a special meeting of stockholders, only such business may be conducted or considered as is specified in the notice of meeting.

10.                               Notice of Stockholder Proposals.

(a)                                 Requirements for Stockholder Proposals.  For business to be properly requested by a stockholder to be brought before an annual meeting, (i) the stockholder must be a stockholder of the Company of record at the time of (A) the giving of the notice for such annual meeting provided for in these Bylaws, (B) the giving of the notice required by Bylaw 10(b), and (C) the annual meeting; (ii) the stockholder must be entitled to vote at such meeting; (iii) the stockholder must have complied with all applicable requirements of this Bylaw 10, including, without limitation, giving timely notice thereof in writing to the Secretary in accordance with Bylaw 10(b); and (iv) the stockholder must comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Bylaw 10.  The determination of whether any business sought to be brought before any annual meeting of the stockholders is properly brought before such meeting in accordance with Bylaw 9 and this Bylaw 10 will be made by the presiding officer of such meeting. If the presiding officer determines that any business is not properly brought before such meeting, he or she will so declare to the meeting and such business will not be conducted or considered.

(b)                                 Timing of Notice of Stockholder Proposals.  To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 nor more than 90 calendar days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 calendar days prior to or delayed by more than 30 calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is first made. In no event shall the public disclosure of a recess or adjournment of an annual meeting (or any announcement of any recess or adjournment) commence a new time period for the giving of a stockholder’s notice as described above.

(c)                                  Required Information for Stockholder Proposals.  A stockholder’s notice to the Secretary must set forth in writing:

(i)                                     Information Regarding the Proposing Person.  As to each Proposing Person (as such term is defined in Bylaw 10(f)(i)):

(A)                               the name and address of such Proposing Person, which, if applicable, must be as they appear on the Company’s stock transfer book;

(B)                               the class, series and number of shares of the Company directly or indirectly beneficially owned or held of record by such Proposing Person (including, without limitation, any shares of any class or series of the Company as to which such Proposing Person has a right to acquire beneficial ownership, whether such right is exercisable immediately or only after the passage of time);

(C)                               a representation (1) that the stockholder giving the notice is a holder of record of stock of the Company entitled to vote at the annual meeting and intends to appear at the annual meeting to bring such business before the annual meeting and (2) as to whether any Proposing Person intends to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of the Company entitled to vote and required to approve the proposal and, if so, identifying such Proposing Person;

(D)                               a description of any (1) option, warrant, convertible security, stock appreciation right or similar right or interest (including, without limitation, any derivative securities, as defined under Rule 16a-1 under the Exchange Act), whether or not presently exercisable, with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of securities of the Company or with a value derived in whole or in part from the value of any class or series of securities of the Company, whether or not such instrument or right is subject to settlement in whole or in part in the underlying class or series of securities of the Company or otherwise, directly or indirectly held of record or owned beneficially by such Proposing Person; and (2) each other direct or indirect right or interest that may enable such Proposing Person to profit or share in any profit derived from, or to manage the risk or benefit from, any increase or decrease in the value of the Company’s securities, in each case regardless of whether (x) such right or interest conveys any voting rights in such security to such Proposing Person; (y) such right or interest is required to be, or is capable of being, settled through delivery of such security; or (z) such Proposing Person may have entered into other transactions that hedge the economic effect of any such right or interest (any such right or interest referred to in this clause (D), a “Derivative Interest”);

(E)                                any proxy, contract, arrangement, understanding or relationship pursuant to which the Proposing Person has a right to vote any shares of the Company or which has the effect of increasing or decreasing the voting power of such Proposing Person;

(F)                                 any rights directly or indirectly held of record or beneficially by the Proposing Person to dividends on the shares of the Company that are separated or separable from the underlying shares of the Company;

(G)                               any performance-related fees (other than an asset-based fee) to which the Proposing Person may be entitled as a result of any increase or decrease in the value of shares of the Company or Derivative Interests; and

(H)                              any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) of the Exchange Act to be made in connection with a general solicitation of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting.

(ii)                                  Information Regarding the Proposal.  As to each item of business that the stockholder giving the notice proposes to bring before the annual meeting:

(A)                               a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons why such stockholder or any other Proposing Person believes that the taking of the action or actions proposed to be taken would be in the best interests of the Company and its stockholders;

(B)                               a description in reasonable detail of any material interest of any Proposing Person in such business and a description in reasonable detail of all agreements, arrangements and understandings among the Proposing Persons or between any Proposing Person and any other person or entity in connection with the proposal, including, without limitation, the identities of any such person or entity; and

(C)                               the text of the proposal or business (including, without limitation, the text of any resolutions proposed for consideration).

(iii)                               Updating Information in Notice.  A stockholder providing notice of business proposed to be brought before an annual meeting pursuant to this Bylaw 10 must further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Bylaw 10 is true and correct at all times up to and including the date of the meeting (including any date to which the meeting is recessed, adjourned or postponed).  Any such update and supplement must be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Company as promptly as practicable.

(d)                                 No Right to Have Proposal Included.  Other than proposals properly made in accordance with Rule 14a-8 under the Exchange Act, a stockholder is not entitled to have its proposal included in the Company’s proxy statement or form of proxy solely as a result of such stockholder’s compliance with Bylaw 9 and this Bylaw 10.

(e)                                  Requirement to Attend Annual Meeting.  If the Proposing Person  (or a qualified representative of the Proposing Person) does not appear at the annual meeting to present its proposal, such proposal will be disregarded (notwithstanding that proxies in respect of such proposal may have been solicited, obtained or delivered).

(f)                                   Definitions.

(i)                                     “Proposing Person” means (A) the stockholder providing the notice of business proposed to be brought before an annual meeting, (B) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is given, and (C) any Affiliate or Associate (each within the meaning of Rule 12b-2 under the Exchange Act) of such stockholder or beneficial owner.

(ii)                                  “public disclosure” means disclosure in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service or in a document filed by the

Company with the Securities and Exchange Commission pursuant to the Exchange Act or furnished by the Company to stockholders.

(iii)                               “qualified representative of the Proposing Person” means a person authorized by written instrument executed by the Proposing Person or an electronic transmission from such Proposing Person that is delivered to the Secretary at least 48 hours prior to the time scheduled for the meeting designating such person to present the proposal or business on behalf of the Proposing Person at the annual meeting.

DIRECTORS

11.                               Function.  The business and affairs of the Company will be managed under the direction of the Board.

12.                               Number.  Subject to the rights, if any, of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, and to the minimum number of authorized Directors provided in the Certificate of Incorporation, the authorized number of Directors may be determined from time to time the Board.

13.                               Vacancies and Newly Created Directorships.  Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director. Any Director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor is elected and qualified. No decrease in the number of Directors constituting the Board will shorten the term of an incumbent Director.

14.                               Removal.  Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, any Director may be removed from office by the stockholders, with or without cause, at any special meeting of the stockholders, the notice of which states that the removal of a Director or Directors is among the purposes of the meeting and identifies the Director or Directors proposed to be removed.

15.                               Nominations of Directors.

(a)                                 Nomination of Directors.  Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, only persons who are nominated in accordance with this Bylaw 15 will be eligible for election at a meeting of stockholders as Directors of the Company.  Nominations of persons for election as Directors of the Company may be made only at an annual meeting of stockholders and only (i) by or at the direction of the Board or a committee thereof or (ii) by any stockholder who (A) is a stockholder of record at the time of (1) the giving of the notice for such annual meeting provided for in these Bylaws, (2) the giving of notice provided for in this Bylaw 15, and (3) the annual meeting; (B) is entitled to vote for the election of Directors at such annual meeting; (C) complies with the procedures set forth in this Bylaw 15 with respect to such nomination, including, without limitation, providing timely notice in proper written form to the Secretary; and (D) complies with all applicable requirements of the Exchange Act with respect to the matters set forth in this Bylaw 15.  The presiding officer of any annual meeting will, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by this Bylaw 15, and if he or she should so determine, he or she will so declare to the meeting and the defective nomination will be disregarded.

(b)                                 Timing of Notice of Director Nominations by Stockholders.  To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 nor more than 90 calendar days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 calendar days prior to or delayed by more than 30 calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is first made. In no event shall the public disclosure of a recess or adjournment of an annual meeting (or any announcement of any recess or adjournment) commence a new time period for the giving of a stockholder’s notice as described above.

(c)                                  Required Information for Director Nominations by Stockholders.  To be in proper written form, such stockholder’s notice must set forth or include:

(i)                                     Information Regarding the Nominating Person.  As to each Nominating Person (as such term is defined in Bylaw 15(f)), the information set forth in Bylaw 10(c)(i), except that for purposes of this Bylaw 15(c)(i), (x) the term “Nominating Person” will be substituted for the term “Proposing Person” in all places where it appears in Bylaw 10(c)(i) and (y) any reference to “business” or “proposal” in Bylaw 10(c)(i) will be deemed to be a reference to the “nomination” contemplated by this Bylaw 15.

(ii)                                  Information Regarding the Nominee:  As to each person whom the stockholder giving notice proposes to nominate for election as a Director:

(A)                               all information, as applicable, with respect to such proposed nominee that would be required to be set forth in a stockholder’s notice pursuant to Bylaw 10(c)(i) if such proposed nominee were a Proposing Person;

(B)                               all information relating to such proposed nominee that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) under the Exchange Act to be made in connection with a general solicitation of proxies for an election of directors in a contested election (including, without limitation, such proposed nominee’s written consent to be named in the proxy statement as a nominee and to serve as a Director if elected);

(C)                               all information that would be required to be disclosed pursuant to Items 403 and 404 under Regulation S-K if the stockholder giving the notice or any other Nominating Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant;

(D)                               a completed questionnaire (in the form provided by the Secretary upon written request) with respect to the identity, background and qualification of the proposed nominee and the background of any other person or entity on whose behalf the nomination is being made;

(E)                                a description in reasonable detail of all agreements, arrangements or understandings between or among any Nominating Persons, any proposed nominees and any other persons or entities in connection with the nomination, including, without limitation, the identities of such persons or entities;

(F)                                 a written representation and agreement (in the form provided by the Secretary upon written request) that the proposed nominee (1) is not and will not become a party to (x) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the proposed nominee, if elected as a Director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (y) any Voting Commitment that could limit or interfere with the proposed nominee’s ability to comply, if elected as a Director, with the proposed nominee’s fiduciary duties under applicable law, (2) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed therein, and (3) if elected as a Director, the proposed nominee would be in compliance and will comply, with all applicable publicly disclosed corporate governance, ethics, conflict of interest, confidentiality, director resignation and stock ownership and trading policies and guidelines of the Company;

(G)                               any other information related to the proposed nominee as may be reasonably required by the Company to determine the qualifications and eligibility of such proposed nominee to serve as a Director.

(iii)                               Updating Information in Notice.  A stockholder providing notice of any nomination to be made at an annual meeting pursuant to this Bylaw 15 must further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Bylaw 15 is true and correct at all times up to and including the date of the meeting (including any date to which the meeting is recessed, adjourned or postponed).  Any such update and supplement must be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Company, as promptly as practicable.

(iv)                              Provision of Information by Nominee.  At the request of the Board, any person nominated by the Board for election as a Director must furnish to the Secretary that information required to be set forth in a stockholder’s notice of nomination that pertains to the nominee.

(d)                                 No Right to Have Nomination Included.  A stockholder is not entitled to have its nominees included in the Company’s proxy statement solely as a result of such stockholder’s compliance with the foregoing provisions of this Bylaw 15.

(e)                                  Requirement to Attend Annual Meeting.  If the Nominating Person (or a qualified representative of the Nominating Person) does not appear at the annual meeting to present its nomination, such nomination will be disregarded (notwithstanding that proxies in respect of such nomination may have been solicited, obtained or delivered).

(f)                                   Definitions

(i)  “Nominating Person” means (A) the stockholder providing the notice of the nomination proposed made to be at an annual meeting, (B) the beneficial owner or beneficial owners, if different, on whose behalf the notice of nomination proposed to be made at the annual meeting is given, and (C) any Affiliate or Associate (each within the meaning of Rule 12b-2 under the Exchange Act) of such stockholder or beneficial owner.

(ii)  “qualified representative of the Nominating Person” means a person authorized by written instrument executed by the Nominating Person or an electronic transmission from such Nominating Person that is delivered to the Secretary at least 48 hours prior to the time scheduled for the meeting designating such person to present the proposal or business on behalf of the Nominating Person at the annual meeting.

16.                               Resignation.  Any Director may resign at any time by giving notice in writing or by electronic transmission of his or her resignation to the Chairman or the Secretary. Any resignation will be effective upon actual receipt by any such person unless the resignation specifies a later effective date or an effective date that is contingent upon the occurrence or non-occurrence of one or more specified events.

17.                               Regular Meetings.  Regular meetings of the Board may be held immediately after the annual meeting of the stockholders and at such other time and place either within or without the State of Delaware as may from time to time be determined by the Board. Notice of regular meetings of the Board need not be given.

18.                               Special Meetings.  Special meetings of the Board may be called by the Chairman or the President on one day’s notice to each Director by whom such notice is not waived, given either personally or by mail, courier, telephone, facsimile, electronic transmission, or similar medium of communication, and will be called by the Chairman or the President, in like manner and on like notice, on the written request of a majority of the Board. Special meetings of the Board may be held at such time and place either within or without the State of Delaware as is determined by the Board or specified in the notice of any such meeting.

19.                               Quorum.  At all meetings of the Board, a majority of the Board will constitute a quorum for the transaction of business. Except for the designation of committees as hereinafter provided and except for actions required by these Bylaws or the Certificate of Incorporation to be taken by a majority of the Board, the act of a majority of the Directors present at any meeting at which there is a quorum will be the act of the Board. If a quorum is not present at any meeting of the Board, the Directors present thereat may adjourn the meeting from time to time to another place, time, or date, without notice other than announcement at the meeting, until a quorum is present.

20.                               Participation in Meetings by Remote Communications.  Members of the Board or any committee designated by the Board may participate in a meeting of the Board or any such committee, as the case may be, by means of telephone conference or other means by which all persons participating in the meeting can hear each other, and such participation in a meeting will constitute presence in person at the meeting.

21.                               Committees.

(a)                                 The Board may designate one or more committees. Each such committee will consist of one or more Directors and will have such lawfully delegable powers and duties as the Board may confer; provided, however, that no committee shall exercise any power or duty to amend these Bylaws or the Certificate of Incorporation, adopt an agreement of merger or consolidation, or recommend to the stockholders the sale, lease, or exchange of all or substantially all of the Company’s property and assets, a dissolution of the Company, or a revocation of a dissolution, or to take any other actions expressly required by the DGCL to be acted upon by the Board. Any such committee designated by the Board will have such name as may be determined from time to time by resolution adopted by the Board.

(b)                                 The members of each committee of the Board will serve in such capacity at the pleasure of the Board or as may be specified in any resolution from time to time adopted by the Board. The Board may designate one or more Directors as alternate members of any such committee, who may replace any absent or disqualified member at any meeting of such committee. In lieu of such designation by the

Board, in the absence or disqualification of any member of a committee of the Board, the members thereof present at any such meeting of such committee and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

(c)                                  Except as otherwise provided in these Bylaws or by law, any committee of the Board, to the extent provided in Bylaw 21(a) or, if applicable, in the resolution of the Board, will have and may exercise all the powers and authority of the Board in the direction of the management of the business and affairs of the Company. Unless otherwise prescribed by the Board, a majority of the members of any committee of the Board will constitute a quorum for the transaction of business, and the act of a majority of the members present at a meeting at which there is a quorum will be the act of such committee. Each committee of the Board may prescribe its own rules for calling and holding meetings and its method of procedure, subject to any rules prescribed by the Board, and will keep a written record of all actions taken by it.

22.                               Compensation.  The Board may establish the compensation for, and reimbursement of the expenses of, Directors for membership on the Board and on committees of the Board, attendance at meetings of the Board or committees of the Board, and for other services by Directors to the Company or any of its majority-owned subsidiaries.

23.                               Rules.  The Board may adopt rules and regulations for the conduct of meetings and the oversight of the management of the affairs of the Company.

NOTICES

24.                               Generally.  Except as otherwise provided by law, these Bylaws, or the Certificate of Incorporation, whenever by law or under the provisions of the Certificate of Incorporation or these Bylaws notice is required to be given to any Director or stockholder, it will not be construed to require personal notice, but such notice may be given in writing, by mail or courier service, addressed to such Director or stockholder, at the address of such Director or stockholder as it appears on the records of the Company, with postage thereon prepaid, and such notice will be deemed to be given at the time when the same is deposited in the United States mail. Notice to Directors may also be given by telephone, facsimile, electronic transmission or similar medium of communication or as otherwise may be permitted by these Bylaws.

25.                               Waivers.  Whenever any notice is required to be given by law or under the provisions of the Certificate of Incorporation or these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to such notice, or a waiver by electronic transmission by the person or persons entitled to such notice, whether before or after the time of the event for which notice is to be given, will be deemed equivalent to such notice. Attendance of a person at a meeting will constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

OFFICERS

26.                               Generally.  The executive officers of the Company will be elected by the Board and will consist of a President (who shall be the Chief Executive Officer unless another officer shall be so designated by resolution of the Board), a Secretary and a Treasurer. The Board may also elect a Chairman. The Board may also choose any or all of the following officers: one or more Vice Chairmen, one or more Assistants to the Chairman, one or more Vice Presidents (who may be given particular designations with respect to authority, function, or seniority), one or more Assistant Secretaries, one or more Assistant Treasurers and such other officers as the Board may from time to time determine. Notwithstanding the foregoing, by specific action the Board may authorize the Chief Executive Officer to appoint any person to any office other than the offices of Chairman, President, Secretary or Treasurer. Any number of offices may be held by the same person. Any of the offices may be left vacant from time to time as the Board may determine. In the case of the absence or disability of any officer of the Company or for any other reason deemed sufficient by a majority of the Board, the Board may delegate the absent or disabled officer’s powers or duties to any other officer or to any Director.

27.                               Succession.  The officers of the Company will hold office until their successors are elected and qualified. Any officer may be removed at any time by the affirmative vote of a majority of the Board. Any vacancy occurring in any office of the Company may be filled by the Board or by the Chief Executive Officer as provided in Bylaw 26.

28.                               Authority and Duties.  Each of the officers of the Company will have such authority and will perform such duties as are customarily incident to their respective offices or as may be specified from time to time by the Board.

INDEMNIFICATION

29.                               Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a Director or an officer of the Company or is or was serving at the request of the Company as a Director, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a Director, officer, employee or agent or in any other capacity while serving as a Director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent permitted or required by the DGCL (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Bylaw 31 with respect to Proceedings to enforce rights to indemnification and Advancement of Expenses (as defined in Bylaw 30), the Company shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

30.                               Right to Advancement of Expenses.  The right to indemnification conferred in Bylaw 29 shall include the right to be paid by the Company the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the DGCL so requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Bylaw 30 or otherwise. The rights to indemnification and to the Advancement of Expenses conferred in Bylaw 29 and this Bylaw 30 shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

31.                               Right of Indemnitee to Bring Suit.  If a claim under Bylaws 29 or 30 is not paid in full by the Company within 60 calendar days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) any suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Company shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Company (including the Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including the Board, independent legal counsel or stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under Bylaws 29-34 or otherwise shall be on the Company.

32.                               Non-Exclusivity of Rights.  The rights to indemnification and to the Advancement of Expenses conferred in Bylaws 29-34 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested Directors or otherwise.

33.                               Insurance.  The Company may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

34.                               Indemnification of Employees and Agents of the Company.  The Company may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the Advancement of Expenses to any employee or agent of the Company to the fullest extent of the provisions of Bylaws 29-34 with respect to the indemnification and Advancement of Expenses of Directors and officers of the Company.

STOCK

35.                               Certificates.  The shares of stock of the Company shall be represented by certificates; provided that the Board may provide by resolution or resolutions that some or all of the shares of any or all classes or series of the Company’s stock shall be uncertificated shares.  Certificates representing shares of stock of the Company represented by certificates will be in such form as is determined by the Board, subject to applicable legal requirements. Each  certificate for shares represented by certificates will be numbered and its issuance recorded in the books of the Company, and each such certificate will exhibit the holder’s name and the number of shares and will be signed by, or in the name of, the Company by the Chairman, the President, or any Vice President and the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer, and will also be signed by, or bear the facsimile signature of, a duly authorized officer or agent of any properly designated transfer agent of the Company. Any or all of the signatures and the seal of the Company, if any, upon such certificates may be facsimiles, engraved, or printed. Such certificates may be issued and delivered notwithstanding that the person whose facsimile signature appears thereon may have ceased to be such officer at the time the certificates are issued and delivered.

36.                               Classes of Stock.  The designations, powers, preferences and relative participating, optional, or other special rights of the various classes of stock or series thereof, and the qualifications, limitations, or restrictions thereof, will be set forth in full or summarized on the face or back of the certificates which the Company issues to represent its stock or, in lieu thereof, such certificates will set forth the office of the Company from which the holders of certificates may obtain a copy of such information at no charge.

37.                               Lost, Stolen or Destroyed Certificates.  The Secretary may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact, satisfactory to the Secretary, by the person claiming the certificate of stock to be lost, stolen, or destroyed. As a condition precedent to the issuance of a new certificate or certificates, the Secretary may require the owners of such lost, stolen, or destroyed certificate or certificates to give the Company a bond in such sum and with such surety or sureties as the Secretary may direct as indemnity against any claims that may be made against the Company with respect to the certificate alleged to have been lost, stolen, or destroyed or the issuance of the new certificate.

38.                               Record Dates.

(a)                                 Voting Record Dates.  In order that the Company may determine the stockholders entitled to notice of any meeting of stockholders or any recess or adjournment thereof, the Board may fix a record date, which will not precede the date upon which the Board resolution fixing the same is adopted and will not be more than 60 nor less than 10 calendar days before the date of such meeting.  If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.  If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders will be at the close of business on the calendar day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the calendar day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders will apply to any recess or adjournment of the meeting; provided, however, that the Board may fix a new record date for the determination of stockholders entitled to vote at the recessed or adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to such notice of such recessed or adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Bylaw 38(a) at the recessed or adjourned meeting.

(b)                                 Payment Record Dates.  In order that the Company may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date will not be more than 60 calendar days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose will be at the close of business on the calendar day on which the Board adopts the resolution relating thereto.

(c)                                  Identity of Registered Holder.  The Company will be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes, and will not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Company has notice thereof, except as expressly provided by applicable law.

GENERAL

39.                               Fiscal Year.  The fiscal year of the Company will end on December 31st of each year or such other date as may be fixed from time to time by the Board.

40.                               Seal.  The Board may adopt a corporate seal and use the same by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

41.                               Reliance Upon Books, Reports and Records.  Each Director, each member of a committee designated by the Board, and each officer of the Company will, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports, or statements presented to the Company by any of the Company’s officers or employees, or committees of the Board, or by any other person or entity as to matters the Director, committee member, or officer believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

42.                               Time Periods.  In applying any provision of these Bylaws that requires that an act be performed or not be performed a specified number of days prior to an event or that an act be performed during a period of a specified number of days prior to an event, calendar days will be used unless otherwise specified, the day of the doing of the act will be excluded, and the day of the event will be included.

43.                               Amendments.  Except as otherwise provided by law or by the Certificate of Incorporation or these Bylaws, these Bylaws or any of them may be amended in any respect or repealed at any time, either (i) at any meeting of stockholders, provided that any amendment or supplement proposed to be acted upon at any such meeting has been described or referred to in the notice of such meeting in accordance with Bylaws 4, 9 and 10, or (ii) at any meeting of the Board, provided that no amendment adopted by the Board may vary or conflict with any amendment adopted by the stockholders in accordance with the Certificate of Incorporation and these Bylaws. Notwithstanding the foregoing and anything contained in these Bylaws to the contrary, Bylaws 1, 3, 9, 10, 12, 13, 14, and 15 and this Bylaw 43 may not be amended or repealed by the stockholders, and no provision inconsistent therewith may be adopted by the stockholders, without the affirmative vote of the holders of at least 80% of the shares of stock entitled to vote on such matter, voting together as a single class.

44.                               Delaware Corporation Law.  The Company has previously elected not to be governed by the provisions of Section 203 of the DGCL. Notwithstanding Bylaw 43, this Bylaw 44 may be amended only in accordance with said Section 203.

45.                               Forum for Adjudication of Certain Disputes.  Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, any state or  federal court located within the State of Delaware that has jurisdiction) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) an action asserting a claim arising pursuant to any provision of the DGCL or (iv) any action asserting a claim governed by the internal affairs doctrine.  Any person or entity purchasing, holding or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the provisions of this Bylaw 45.  Failure to comply with the foregoing provisions would cause the Company irreparable harm and the Company will be entitled to equitable relief, including, without limitation, injunction and specific performance, to enforce the foregoing provisions.